Exhibit (99.1)

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:         Kevin R. Karas

Chief Financial Officer

402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

SECOND QUARTER 2015 RESULTS

LINCOLN, Nebraska (August 4, 2015) — National Research Corporation (NASDAQ: NRCIA and NRCIB) today announced results for the second quarter of 2015.

●	Net New Sales $6.8 million, up 64%
●	Total Contract Value $107.8 million
●	Revenue up 2% to $24.5 million
●	Net Income of $4.1 million

Remarking on Company performance, Michael D. Hays, chief executive officer of National Research Corporation said, “Net new sales continue to exceed plan, which we expect will drive high single-digit top-line growth for the balance of 2015 and mid double-digit revenue growth for 2016.”

Revenue for the quarter ended June 30, 2015, was $24.5 million, compared to $24.0 million for the same quarter in 2014. Net income for both quarters ended June 30, 2015 and 2014, was $4.1 million. Diluted earnings per share remained at $0.10 for Class A shares and $0.57 for Class B shares for both quarters ended June 30, 2015 and 2014. Combined diluted earnings per share (a non-GAAP measure) stayed consistent at $0.16 for both quarters ended June 30, 2015 and 2014.

Regarding second quarter performance, Kevin Karas, chief financial officer of National Research Corporation, said, “We continued the trend of positive quarterly net new sales momentum and increase in contract value over the prior year, which will translate into higher revenue growth rates over the balance of this year. Investments to support our rapidly growing offerings continued in the quarter to sustain momentum in building total contract value.”

NRC Announces Second Quarter 2015 Results

August 4, 2015

A listen-only simulcast of National Research Corporation’s 2015 second quarter conference call will be available online at http://edge.mediaserver.com/m/p/dd3s6ct8 on August 5, 2015, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

For more than 34 years, National Research Corporation has been at the forefront of patient-centered care, helping healthcare providers measure and improve quality and services through analytics that offer a rich understanding of customers’ experiences, preferences, risks and behaviors across the healthcare continuum.

The information discussed within this release includes financial results and projections that are in accordance with accounting principles generally accepted in the United States (GAAP). In addition, certain non-GAAP financial measures have been provided that calculate combined earnings per share based on combined Class A and Class B shares and share equivalents outstanding, respectively. The non-GAAP measures should be read in conjunction with the corresponding GAAP measures and should be considered in addition to, and not as an alternative or substitute for, the measures prepared in accordance with GAAP. Please note that the Company’s non-GAAP measures may be different than those used by other companies. The additional non-GAAP financial information the Company presents should be considered in conjunction with, and not as a substitute for, the Company’s financial information presented in accordance with GAAP. The non-GAAP financial measures are provided in an effort to provide information that investors may deem relevant to evaluate results from the company's core business operations and to compare the company's performance with prior periods. The company uses both GAAP and these non-GAAP financial measures for evaluating comparable financial performance against prior periods.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRC Announces Second Quarter 2015 Results

August 4, 2015

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Revenue	$24,464	$24,001	$50,734	$50,031

Operating expenses:
Direct expenses	10,440	10,773	22,239	21,102
Selling, general and administrative	6,636	5,984	14,263	12,349
Depreciation and amortization	1,024	926	2,039	1,861
Total operating expenses	18,100	17,683	38,541	35,312

Operating income	6,364	6,318	12,193	14,719

Other income (expense):
Interest income	16	19	32	36
Interest expense	(57)	(78)	(120)	(160)
Other, net	2	7	2	14

Total other expense	(39)	(52)	(86)	(110)

Income before income taxes	6,325	6,266	12,107	14,609

Provision for income taxes	2,261	2,215	4,563	5,104

Net income	$4,064	$4,051	$7,544	$9,505

Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.10	$0.10	$0.18	$0.23
Class B	$0.58	$0.58	$1.08	$1.37
Diluted Earnings Per Share:
Class A	$0.10	$0.10	$0.18	$0.22
Class B	$0.57	$0.57	$1.07	$1.34

Weighted average shares and share equivalents outstanding
Class A - basic	20,790	20,771	20,791	20,757
Class B - basic	3,478	3,474	3,478	3,472
Class A - diluted	21,029	21,073	21,031	21,098
Class B - diluted	3,522	3,539	3,523	3,540

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NRC Announces Second Quarter 2015 Results

August 4, 2015

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share amounts and par value)

	June 30, 2015	Dec. 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$40,555	$40,042
Accounts receivable, net	10,273	8,116
Income taxes receivable	759	1,100
Other current assets	4,184	3,930
Total current assets	55,771	53,188

Property and equipment, net	11,743	12,143
Goodwill	58,336	58,489
Other, net	5,198	5,690
Total Assets	$131,048	$129,510

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$6,277	$6,028
Deferred revenue	16,972	15,095
Accrued compensation	3,669	4,365
Income taxes payable	-	110
Notes payable	2,364	2,328
Total Current Liabilities	29,282	27,926

Non-current liabilities	12,071	13,836

Total Liabilities	41,353	41,762

Shareholders’ Equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Class A Common stock, $0.001 par value; authorized 60,000,000 shares, issued 25,538,056 in 2015 and 25,475,662 in 2014, outstanding 20,914,430 in 2015 and 20,894,286 in 2014	26	25
Class B Common stock, $0.001 par value; authorized 80,000,000 shares, issued 4,262,287 in 2015 and 4,251,889 in 2014, outstanding 3,502,644 in 2015 and 3,494,865 in 2014	4	4
Additional paid-in capital	45,745	44,864
Retained earnings	76,197	73,686
Accumulated other comprehensive loss	(1,542)	(773)
Treasury stock	(30,735)	(30,058)
Total shareholders’ equity	89,695	87,748
Total liabilities and shareholders’ equity	$131,048	$129,510

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NRC Announces Second Quarter 2015 Results

August 4, 2015

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Non-GAAP Combined Earnings Per Share Schedule

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Combined Earnings Per Share
Basic Earnings Per Share	$0.17	$0.17	$0.31	$0.39
Diluted Earnings Per Share	$0.16	$0.16	$0.31	$0.39
Combined weighted average shares and share equivalents outstanding
Combined - Basic	24,268	24,245	24,269	24,228
Combined - Diluted	24,551	24,613	24,554	24,638

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